Exhibit 3.100

State of Delaware Secretary of State Division of Corporations Delivered 05:41 PM 10/27/2009 FILED 05:03 PM 10/27/2009 SRV 090968808 - 4746558 FILE

CERTIFICATE OF FORMATION

OF

IRON OPERATING, LLC

1.                                      The name of the limited liability company is: Iron Operating, LLC.

2.                                      The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Iron Operating, LLC this 27th day of October, 2009.

/s/ Timothy J. Scallen
Timothy J. Scallen, Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 01:30 PM 01/12/2010 FILED 01:22 PM 01/12/2010 SRV 100030413 - 4746558 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.                                      Name of Limited Liability Company: Iron Operating, LLC

2.                                      The Certificate of Formation of the limited liability company is hereby amended as follows:

1.  The name of the limited liability company is: Grede LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 12th day of January, A.D. 2010.

By:	/s/ Mary Burns
Authorized Person(s)

Name:	Mary Burns
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